EXHIBIT 10.2

Jones Lang LaSalle Incorporated

GEB 2015-2020 Long-Term Incentive Compensation Program

I. Objectives

Jones Lang LaSalle Incorporated (the “Company”) has adopted this GEB 2015-2020 Long-Term Incentive Compensation Program (the “Plan”) for the six-year period from January 1, 2015 through December 31, 2020 in order to:

(a)                   Provide an incentive for certain Company executives and key contributors (the “Participants”), as determined by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), to plan, develop and execute the long-term strategic goals of the Company,

(b)                   Align the interests of the Participants with the interests of Company shareholders, including a mechanism for delivering direct equity ownership in the Company to the Participants, and

(c)                   Attract and retain executive talent in a highly competitive labor market.

II. General Plan Provisions

Stock Award and Incentive Plan:

This Plan is intended to be a Variable Compensation Plan under the Company’s Stock Award and Incentive Plan, which has been approved by the Company’s shareholders, as amended from time to time (the “SAIP”).

Defined Terms:	Capitalized terms have the respective meanings given to them in the Plan. Any term not specifically defined in the Plan will have the meaning given to it in the SAIP.

Eligibility:

Members of the Company’s Global Executive Board (the “GEB”) and such other executives and key contributors as the Committee may designate from time to time will be Participants. No individual will have an automatic right to participate in the Plan.

Selection Procedures:

Prior to March 30 of each year, the Company’s Chief Executive Officer (the “CEO”) will recommend employees to the Committee for participation in the Plan and their respective specific levels of proposed participation. As and to the extent determined by the Committee as part of the annual compensation planning process for Participants, the Chief Executive Officer of LaSalle Investment Management (“LaSalle”) will participate in the Plan as well as the LaSalle Long-Term Incentive Plan, as amended from time to time.

Performance Measurement:	For purposes of the Plan, performance will be based on the following three Performance Measures as of the end of each calendar year (each, a “Performance Period”):

1. Earnings before Interest, Tax, Depreciation and Amortization (“EBITDA”).

EBITDA will be derived from the Company’s consolidated financial statements prepared pursuant to generally accepted accounting principles as in effect from time to time and reported in the Company’s annual report on Form 10-K, but subject to exclusion of certain items as set forth below.

2. Relative Total Shareholder Return (“TSR”). The Company’s TSR will be ranked versus the companies in the Russell 3000 Index.  The Company’s TSR will be calculated in the first quarter of the year following each Performance Period by dividing (A) the sum of (i) the total dividends paid per share to shareholders during the Performance Period plus (ii) the difference between the Final Share Price and the Beginning Share Price, by (B) the Beginning Share Price. For this purpose, (x) “Beginning Share Price” for any Performance Period means the average closing price of the Company’s common stock for the final 20 trading days of the prior calendar year and (y) “Final Share Price” for any Performance Period means the average closing price of the Company’s common stock for the final 20 trading days of such Performance Period.

Performance Measurement: (Continued)

3. 2020 Long-Term Objectives: The Company has established its 2020 Strategy (“2020”) to define its long term priorities and seek to achieve certain profit and growth goals designed to retain its position as one of the world’s leading real estate services and investment management companies. Company- wide and individual objectives designed to accomplish the overall 2020 objectives are reviewed and approved by the Committee and memorialized in the minutes of the Committee’s meetings, which are maintained in the Company’s corporate records, and reflected in the Company’s performance management system. Company-wide and individual 2020 categories may include, but are not limited to, Growth and Profitability, Platform, Leadership, and Productivity.  Each year, in its discretion, based on information and recommendations from the CEO, the Committee determines the extent to which Company-wide and individual objectives have been accomplished, which determination is final.

For purposes of the Plan, the calculation of all relevant financial results will conform to the then current Company accounting and financial standards as reflected in its financial statements, which are prepared pursuant to generally accepted accounting principles as in effect from time to time.

The Committee reserves the right in its discretion to exclude any income or to include any expense items of a nonrecurring, unusual, or non-operational nature (which shall otherwise be excluded). Examples include (1) the consequences of a significant acquisition, (2) certain impairment charges, and (3) incentive fees and equity earnings.

For purposes of the Plan, to the extent it does not result in amounts payable under the Plan from being considered performance-based awards under the SAIP, published financial results may be adjusted by the Committee in its discretion to reflect the results as they would have been without the effect of any significant accounting changes implemented following the adoption of the Plan.

Performance scores for 2020 objectives will be calculated annually based on progress on 2020 objectives.  The evaluation periods for EBITDA and Relative TSR will be cumulative based on Table 1 below:

Performance Periods:	Table 1: Cumulative Evaluation Periods

	Evaluation Year	Evaluation Period
	2015 *	2015
	2016	2015, 2016
	2017	2015, 2016, 2017
	2018 *	2018
	2019	2018, 2019
	2020	2018, 2019, 2020

*EBITDA Three Year Company Performance Targets set by March 30th

III. Determining Awards Under the Plan

Annual Funding Target and Maximum:

The funding target for the Plan will be determined by the Committee by March 30th of each year and will be based on a % of EBITDA (the “GEB LTIP Pool”). The annual funding maximum will be 150% of target.

Relative Importance of Performance Measures:

To differentiate performance achieved and the value of awards at the end of each  Performance Period, each Performance Measure has been assigned a relative importance weighting as shown in Table 2 below (each a “ Funding Target”):

	Table 2: Relative Weighting of Performance Measures to Annual Funding Target

	Relative Importance To Overall Award Value
	2020 Long-Term Objectives	EBITDA	Relative Total Shareholder Return	Total
	50%	40%	10%	100%

Establish Performance Sharing Rates to Apply to GEB LTIP Pool:

For purposes of determining the value of an award under the Plan (an “Award”), each Participant will share in a specified percentage of the GEB LTIP Pool as established for each Performance Period. The aggregate percentage interests of all Participants shall not exceed 100%.

Percentage Interest Allocation Methodology:

The percentage interest of each Participant will reflect the maximum amount that the Participant may receive from the GEB LTIP Pool for a Performance Period.

To the extent it does not result in amounts payable under the Plan from being considered performance-based awards under the SAIP, the percentage allocated to any Participant for a given Performance Period may be modified before March 30th  of such Performance Period, as recommended by the CEO and approved by the Committee.

CEO Sharing Rate and Limit:

Once the initial percentage interest allocations are approved for Participants other than the CEO for a Performance Period, the CEO will be assigned a percentage interest by the Committee for such Performance Period.

Application of Unallocated Interests:

If less than 100% of the GEB LTIP Pool has been allocated by March 30th of a Performance Period, any unallocated interest that may remain at the end of the year may be used to (i) reward then current employees who were not initially selected as Participants and who are not members of the GEB or (ii) to provide a retention incentive to new employees, in either of the foregoing cases upon the recommendation of the CEO and approval by the Committee.

Use of Forfeited Interests:

Percentage interests that were initially assigned to a Participant at the beginning of a Performance Period and are forfeited upon the Participant’s termination of employment during that Performance Period may not be reallocated to other Participants for such Performance Period.

Award Determination Procedures:

At the end of each Performance Period, the Committee shall review performance achieved on each Performance Measure that was established at the beginning of the Performance Period. A Participant’s award is determined from his or her share of the available GEB LTIP Pool and the relative achievement and weighting of each Performance Measure.

Payout Curve — Threshold & Maximums:	Payout for each Performance Measure will be determined by the payout curve as shown in Table 3 below. Achievement between anchors will be interpolated.

	Table 3: Payout Curve for each Performance Measure

	2020 Workstream Score	Award as a % of Target	EBITDA as a % of Target	Award as a % of Target	Relative TSR Performance Percentile Ranking	Award as a % of Target
	100	150%	120%	150%	90th P	150%
	75	100%	100%	100%	60th P	100%
	50	50%	80%	50%	30th P	50%

Determining the Form of Awards:

To the extent earned, Awards under the Plan to members of the GEB other than the LaSalle Chief Executive Officer are anticipated to be made in restricted stock units (“RSU Awards”) for each Performance Period. In the case of the LaSalle Chief Executive Officer, Awards under the Plan are anticipated to be made based on a notional investment in LaSalle’s assets under management on the terms and conditions to be determined by the Committee.

RSU Awards Made at Fair Market Value

The “Award Date” for the RSU Awards will be the date the Committee finally determines the achievement of each Performance Measure for the relevant Performance Period. The closing price of the Company’s common stock on the Award Date will be used to determine the number of restricted stock units that each Participant will receive.

Dividend Equivalents:	The Board may, in its discretion, grant dividend equivalents to Participants who are granted RSU Awards under the Plan.

IV. Award Terms

Vesting and Dates:

The vesting date (each a “Vesting Date”) for RSU Awards shall be determined as follows:  Subject to special consideration given for different termination events described below, one third (1/3) of any RSU Award will vest on the anniversary of the Award Date, one third (1/3) of any RSU Award will vest on the 2nd anniversary of the Award Date, and one third (1/3) of any RSU Award will vest on the 3rd anniversary of the Award Date. It is the Company’s intent to settle the vested restricted stock units in shares of Company common stock.  Once an RSU Award has vested, while remaining employed the Participant shall retain the shares of Company common stock for at least 12 months after the Vesting Date.

Employment Required on Vesting Dates:

Subject to special consideration given for different termination events described below, a Participant must be currently employed by the Company (or one of its subsidiaries) on a Vesting Date to vest in an RSU Award that vests on such Vesting Date unless the Participant has qualified for Retirement.

Forfeiture upon Termination:

Except as set forth below, Participants forfeit unvested RSU Awards if they voluntarily terminate employment with the Company or are terminated involuntarily by the Company for Cause. For purposes of the Plan, “Cause” means any of (1) failure to perform the Participant’s job responsibilities in good faith, (2) documented poor performance, (3) falsification of Company records, theft, failure to cooperate with an investigation, conviction of any crime against the Company, any of the Company’s subsidiaries or any of their employees, or (4) a documented violation of the Company’s Code of Business Ethics.

Change in Control:	Treatment of RSU Awards in connection with a Change in Control shall be based on the relevant provisions set forth in the SAIP.

Termination After Retirement:	All unvested RSU Awards continue to vest according to their original terms.

Termination due to Death/Disability:

All unvested RSU Awards become 100% vested when a Participant’s  employment is terminated as a result of death or total disability, with settlement of the RSU Awards to be made reasonably promptly thereafter. In the case of a Participant’s death, the relevant shares shall be issued to his or her estate in accordance with applicable laws.

Other Termination Events:

Upon other termination events, including voluntary termination and termination for cause, all unvested RSU Awards shall be treated according to the terms of the SAIP or the applicable award agreement separately provided to the Participant.

Transfer to a Different Position within the Company:	All unvested RSU Awards continue to vest according to the provisions for RSU Awards described in the Plan.

Recoupment of Awards Made Under the Plan:

To the extent legally required, or if the Committee determines that any fraud or intentional misconduct by one or more Participants caused the Company, directly or indirectly, to restate its financial statements, the Committee may require reimbursement of any compensation paid or awarded to Participants under the Plan, as well as cancel unvested RSU Awards previously granted to such Participants in the amount by which the Participants’ respective compensation exceeded any lower payment that would have been made based on the restated financial results. The recoupment period would encompass any compensation paid under the Plan within 36 months prior to the financial restatement.

V. Governance

As the Plan is a Variable Compensation Plan under the SAIP, Awards under the Plan will, to the greatest extent reasonably possible, be administered as performance-based awards under the SAIP. The Plan shall be interpreted by the Committee and such interpretations shall be final.

Administration and Interpretation:

The Plan will be administered by or under the discretion of the Committee. Subject to the provisions of the SAIP, the Committee in its discretion shall have the authority to approve eligibility to participate in the Plan and to establish the terms and conditions under which the awards become payable. In addition, the Committee shall have the authority to delegate such of its duties and authority under the Plan, including calculation of performance results, but only to the extent such delegation will not result in Awards becoming non-deductible pursuant to Section 162(m) of the Code.

Term of Plan:	The Plan will be effective for the six Performance Periods starting each January 1, from January 1, 2015 through December 31, 2020.

This Plan is intended to begin after the end of the previous GEB long term incentive plan.

It is anticipated (but not guaranteed) that a subsequent long-term incentive plan would be developed following the expiration of this Plan on December 31, 2020, and such a plan would reflect market competitive compensation practices and business forecasts at that time.

Amendments:

The Committee reserves the right to amend the Plan at any time during its term. In addition, the Committee may, at any time and from time to time, suspend or terminate the Plan in whole or part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Participant under any Award already then previously granted under the Plan without the consent of the affected Participant.

Compliance:

The Plan is intended to comply with all applicable laws, including Code Sections 162(m) and 409A and related Treasury guidance and Regulations, and shall be operated and interpreted in accordance with this intention.